Exhibit 3.7

NEW CENTURY FINANCIAL CORPORATION

ARTICLES OF AMENDMENT

NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, c/o The Corporation Trust Incorporated, 300 E. Lombard Street, Baltimore, Maryland, 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect as hereafter set forth.

SECOND: The Charter is hereby amended by deleting the existing Section 5.2 of Article V in its entirety and substituting in lieu thereof a new Section 5.2 which reads as follows:

“5.2 “Restrictions on Transfer and Ownership of Capital Stock.

Subsequent to the Initial Date (as defined below) and until the Restriction Termination Date (as defined below), all Capital Stock of the Corporation shall be subject to the following restrictions and limitations:

(a) Definitions. For purposes of this Article V and the interpretation of the stock legends set forth herein, the following terms shall have the following meanings:

“Acquire” shall mean the acquisition of Beneficial Ownership or Constructive Ownership of Capital Stock, whether by a Transfer, Non-Transfer Event or by any other means, including, without limitation, acquisition pursuant to the exercise of the Acquisition Rights or any other option, warrant, pledge or other security interest or similar right to acquire Capital Stock, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered a Beneficial Owner or Constructive Owner, each as defined below.

“Acquisition Rights” shall mean, rights to Acquire Capital Stock pursuant to: (i) the exercise of any option or warrant issued by the Corporation; or (ii) any pledge of Capital Stock.

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of Capital Stock either directly or indirectly, including directly or indirectly under Section 542(a)(2) of the Code, taking into account, for this purpose, constructive ownership determined under Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code (except where expressly provided otherwise). The terms “Beneficial Owner,”

“Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Charitable Beneficiary” shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 5.4(a) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute thereto, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Constructive Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such Capital Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructively Own,” “Constructively Owned” and “Constructive Owner” shall have the correlative meanings.

“Disqualified Organization” shall mean the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization (other than a farmer’s cooperative that is described in Section 521 of the Code) that is both exempt from income taxation and exempt from taxation under the unrelated business taxable income provisions of the Code, and any rural electrical or telephone cooperative (all as referred to in Section 860E(e)(5) of the Code).

“Excepted Holder” shall have the meaning set forth in Section 5.2(f).

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 5.2(f), and subject to adjustment pursuant to Section 5.2(h), the percentage limit on Beneficial Ownership or Constructive Ownership of shares of Capital Stock established by the Board of Directors pursuant to Section 5.2(f).

“Initial Date” shall mean October 1, 2004.

“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation System, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

“MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit (or would cause the Corporation to fail to qualify as a REIT), including, without limitation, a change in the capital structure of the Corporation.

“Ownership Limit” shall mean not more than 9.8% of the lesser of the aggregate number or the aggregate value of the outstanding shares of any class or series of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, limited liability company or partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, provided, however, that this shall not include an underwriter which participates in a registered public offering of the Corporation’s Capital

Stock (or securities convertible into or exchangeable for Capital Stock) or an initial purchaser which participates in a private placement of shares of the Corporation’s Capital Stock (or securities convertible into or exchangeable for Capital Stock), but only for a period of ninety (90) days following the date of purchase of shares of Capital Stock by the underwriter in such public offering or the initial purchaser in such private placement and only to the extent that purchases of shares of Capital Stock by such underwriter or initial purchaser in such public offering or private placement are necessary to facilitate such public offering or private placement.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 5.2(b), would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 7.3 of this Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Stock-in-Trust” shall mean any Capital Stock designated Stock-in-Trust pursuant to Section 5.4(a).

“Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of Capital Stock or the right to vote or receive dividends on Capital Stock (including without limitation (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or the right to vote or receive dividends on Capital Stock or (ii) the sale, transfer, assignment or other disposition or grant of any Acquisition Rights or other securities or rights convertible into or exchangeable for Capital Stock, or the right to vote or receive dividends on Capital Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise. “Transfer” shall also include any transfer of interests in other entities, and any change in relationship between two or more Persons, that results in a change in Beneficial Ownership or Constructive Ownership of Capital Stock, whether by operation of law or otherwise. “Transfer” (as a verb) shall have a correlative meaning.

“Trust” shall mean any separate trust created pursuant to Section 5.4(a) below and administered in accordance with the terms of Section 5.4 hereof, for the exclusive benefit of any Charitable Beneficiary.

“Trustee” shall mean the trustee of the Trust, which is selected by the Corporation but not affiliated with the Corporation or a Prohibited Owner, and any successor trustee appointed by the Corporation.

(b) Ownership Limitation and Transfer Restrictions.

(i) Except as provided in Section 5.2(f) below, from and after the Initial Date and prior to the Restriction Termination Date:

(v) no Disqualified Organization shall be a record holder of any shares of Capital Stock;

(w) no Person shall Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit;

(x) no Person shall Acquire Capital Stock, if, as a result of such action, the Capital Stock would be beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution under the Code);

(y) no Person shall Acquire Capital Stock or any interest therein if, as a result of such acquisition, the Corporation would be “closely held” within the meaning of Section 856(h) of the Code or would otherwise fail to qualify as a REIT, as the case may be; and

(z) no Person shall Acquire Capital Stock or any interest therein if, as a result of such acquisition, the Corporation would Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, or would otherwise fail to qualify as a REIT, as the case may be.

(ii) Subject to Section 5.7, any Transfer that would result in a violation of the restrictions in subsection (b)(i) above, shall be void ab initio as to the purported Transfer of such number of shares of Capital Stock that would cause the violation of the applicable restriction in subsection (b)(i), and the Prohibited Owner or transferee, as applicable, shall acquire no rights in such shares of Capital Stock.

(c) Automatic Transfer to Trust.

(i) If, notwithstanding the other provisions contained in this Article V but subject to Section 5.7 below, at any time from and after the Initial Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit, then, except as otherwise provided in Section 5.2(f) below, (x) the Prohibited Owner shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the shares of Capital Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Capital Stock which would cause such Prohibited Owner to Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit (rounded up to the nearest whole share), (y) such number of shares of Capital Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Stock-in-Trust and, in accordance with the provisions of Section 5.4(a) below, transferred automatically and by operation of law to the Trust to be held in accordance with Section 5.4 hereof, and (z) such Prohibited Owner shall submit such number of shares of Capital Stock to the Trust for registration in the name of the Trustee. Any Prohibited Owner shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding title to the shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares which would cause such person to own shares in excess of the Ownership Limit. Such transfer to a Trust and the designation of shares as Stock-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(ii) If, notwithstanding the other provisions contained in this Article V but subject to Section 5.7 below, at any time from and after the Initial Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the Capital Stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (ii) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, or (iv) cause the Corporation to otherwise fail to qualify as a REIT, as the case may be, then (x) the Prohibited Owner shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Capital Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Capital Stock, the ownership of which by such Prohibited Owner would (A) result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s property, within the meaning of Section 856(d)(2)(B) of the Code, or (D) would otherwise cause the Corporation to fail to qualify as a REIT, as the case may be, (y) such number of shares of Capital Stock (rounded up to the nearest whole share) shall be designated Stock-in-Trust and, in accordance with the provisions of Section 5.4(a) below, transferred automatically and by operation of law to the Trust to be held in accordance with Section 5.4 hereof, and (z) the Prohibited Owner shall submit such number of shares of Capital Stock to the Trust for registration in the name of the Trustee.

(iii) If, notwithstanding the other provisions contained in this Article V but subject to Section 5.7 below, at any time from and after the Initial Date, there is a purported Transfer or other event that, if effective, would result in the Capital Stock being owned by a Disqualified Organization as a record holder, then (x) the Disqualified Organization shall acquire no right or interest (or, in the case of such other event other than a Transfer, the person holding record title to the Capital Stock with respect to which such other event has occurred, shall cease to own any right or interest) in such number of shares of Capital Stock, the ownership of which would result in the Capital Stock being owned by a Disqualified Organization as a record holder, (y) such number of shares of Capital Stock (rounded up to the nearest whole share) shall be designated Stock-in-Trust and, in accordance with the provisions of Section 5.4(a) below, transferred automatically and by operation of law to the Trust to be held in accordance with Section 5.4 hereof, and (z) the Disqualified Organization (or, in the case of such other event other than a Transfer, the person holding record title to the Capital Stock with respect to which such other event has occurred) shall submit such number of shares of Capital Stock to the Trust for registration in the name of the Trustee.

(d) Remedies for Breach. If the Board of Directors or an authorized designee shall at any time determine that a purported Transfer of Capital Stock has taken place in violation of Section 5.2(b) above or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any Capital Stock of the Corporation in violation of Section 5.2(b) above, the Board of Directors or an authorized designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer or acquisition on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition; provided, however, that any Transfer, attempted Transfer, acquisition or attempted acquisition in violation of Section 5.2(b)(i) above shall automatically result in the transfer described in Section 5.2(c) above, irrespective of any action (or non-action) by the Board of Directors, except as provided in Section 5.2(f) below.

(e) Notice of Restricted Transfer.

(i) Any Person who acquires or attempts to Acquire Capital Stock in violation of Section 5.2(b) above, and any Person who is a Prohibited Owner of Capital Stock that is transferred to a Trust under Section 5.2(c) above, shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or such Non-Transfer Event on the Corporation’s status as a REIT.

(ii) From and after the Initial Date and prior to the Restriction Termination Date every Beneficial Owner or Constructive Owner of more than 5%, in the case that the Corporation has 2,000 or more stockholders of record, or 1%, in the case that the Corporation has more than 200 but fewer than 2,000 stockholders of record, or such other percentage as may be provided from time to time in the pertinent income tax regulations promulgated under the Code, of the number or value of the outstanding shares of Capital Stock of the Corporation shall, within 30 days after the end of each taxable year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Capital Stock Beneficially or Constructively Owned, and a description of the manner in which such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information that the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit; and

(iii) From and after the Initial Date and prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of Capital Stock of the Corporation and each Person (including the stockholder of record) who is holding Capital Stock of the Corporation for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may reasonably request in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance and to ensure compliance with the Ownership Limit.

(f) Exemption. The Board of Directors may, but shall in no case be required to, exempt a Person (the “Excepted Holder”) from the Ownership Limit and establish an Excepted Holder Limit for such Excepted Holder, if the Board of Directors concludes that no Person will, as the result of the ownership of Capital Stock by the Excepted Holder, be considered to have Beneficial Ownership or Constructive Ownership of an amount of Capital Stock that will violate the restrictions contained in Sections 5.2(b)(i)(x), 5.2(b)(i)(y) or 5.2(b)(i)(z) above; provided, that:

(i) the Board of Directors obtains such representations and undertakings from each of the Excepted Holder and such other Persons as are reasonably necessary to ascertain that no individual’s (as defined in Section 542(c)(2) of the Code) Beneficial Ownership or Constructive Ownership of Capital Stock will violate the Ownership Limit or the restrictions contained in Sections 5.2(b)(i)(x), 5.2(b)(i)(y) or 5.2(b)(i)(z);

(ii) each of the Excepted Holder and such other Persons does not own and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(iii) the Excepted Holder agrees that any violation or attempted violation of any conditions invoked by the Board of Directors will result in such transfer to the Trust of Capital Stock pursuant to Section 5.2(c) hereof.

In making any determination to exempt a Person from the Ownership Limit, the Board of Directors may, in its sole discretion, but shall be under no obligation to, require a certified copy of a ruling from the Internal Revenue Service or an opinion of counsel, both in form and substance satisfactory to the Board of Directors.

Notwithstanding the receipt of any such ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

Unless and until a Person is exempted from the Ownership Limit by the Board of Directors, the Ownership Limit shall apply to such Person, notwithstanding the fact that if such Person were otherwise to Acquire Capital Stock in excess of the Ownership Limit, such Acquisition would not adversely affect the Corporation’s qualification as a REIT under the Code.

(g) Legend. For so long as the Board of Directors deems appropriate, each certificate for shares of Capital Stock shall bear substantially the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (“REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CHARTER, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF ANY CLASS OR SERIES OF THE CORPORATION’S CAPITAL STOCK IN EXCESS OF 9.8% (AS MAY BE ADJUSTED FROM TIME TO TIME BY THE BOARD OF DIRECTORS) OF THE LESSER OF THE AGGREGATE NUMBER OR THE AGGREGATE

VALUE OF THE OUTSTANDING SHARES OF ANY CLASS OR SERIES OF CAPITAL STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; (III) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS; (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CORPORATION CONSTRUCTIVELY OWNING 10% OR MORE OF THE OWNERSHIP INTERESTS IN A TENANT OF THE CORPORATION’S REAL PROPERTY, WITHIN THE MEANING OF SECTION 856(D)(2)(B) OF THE CODE, OR WOULD OTHERWISE FAIL TO QUALIFY AS A REIT; AND (V) NO DISQUALIFIED ORGANIZATION SHALL BE A RECORD HOLDER OF ANY SHARES OF CAPITAL STOCK. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE.”

(h) Modification of Ownership Limit. Subject to Section 7.3, the Board of Directors may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease shall only be made prospectively as to subsequent holders of Capital Stock, unless the decrease is as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately; provided, further, that no increase shall be made if, after giving effect to such increase, the Corporation would otherwise fail to qualify as a REIT; provided, further, that prior to the modification of the ownership limitations, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.”

THIRD: The amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: The amendment to the Charter set forth above does not increase the authorized stock of the Corporation.

FIFTH: The undersigned Chairman of the Board acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman of the Board and attested to by its Secretary as of the 11th day of May, 2006.

NEW CENTURY FINANCIAL CORPORATION

By:	/s/ ROBERT K. COLE
Robert K. Cole Chairman of the Board

ATTEST:

By:	/s/ JOSEPH J. TORTORELLI
Joseph J. Tortorelli Assistant Secretary